Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results and Updates Full-Year 2021 Guidance

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the third quarter of 2021.

Financial and Operational Highlights

•Mineral and royalty production for the third quarter of 2021 equaled 33.0 MBoe/d, an increase of 2% over the prior quarter; total production, including working interest volumes, was 38.0 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter totaled $16.2 million and $76.5 million, respectively.
•Distributable cash flow was $70.2 million for the third quarter, a decrease of 3% relative to the second quarter of 2021.
•Announced a distribution of $0.25 per unit with respect to the third quarter of 2021. Distribution coverage for all units was 1.35x.
•Total debt at the end of the third quarter was $99.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.3x at quarter-end. As of October 29, 2021, total debt had been reduced to $86.0 million.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “Black Stone continues to benefit from the strong recovery in commodity prices and from incremental producer activity across the acreage position. We are seeing positive early results from operators in the East Texas Haynesville/Bossier and Austin Chalk, and we continue to focus on attracting capital to other high-net acreage in our portfolio. We posted another solid quarter with production levels well above our revised guidance, which contributed to our ability to raise our distribution for the third quarter by 25% over our previous expectations. With our very strong balance sheet position, we intend to continue to prioritize returning cash flow to our unitholders."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume of 33.0 MBoe/d (72% natural gas) for the third quarter of 2021, compared to 32.5 MBoe/d for the second quarter of 2021. Mineral and royalty production for the third quarter of 2020 was 31.1 MBoe/d.

Working interest production for the third quarter of 2021 was 5.1 MBoe/d, representing a decrease of 11% from the levels generated in the quarter ended June 30, 2021 and a decrease of 26% from the quarter ended September 30, 2020. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 38.0 MBoe/d (87% mineral and royalty, 74% natural gas) for the third quarter of 2021. Total production was 38.2 MBoe/d and 37.9 MBoe/d for the quarters ended June 30, 2021 and September 30, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $38.60 for the quarter ended September 30, 2021. This is an increase of 21% from $31.79 per Boe from the second quarter of 2021 and a 112% increase compared to $18.18 for the third quarter of 2020.

Black Stone reported oil and gas revenue of $135.1 million (46% oil and condensate) for the third quarter of 2021, an increase of 22% from $110.4 million in the second quarter of 2021. Oil and gas revenue in the third quarter of 2020 was $63.4 million.

The Company reported a loss on commodity derivative instruments of $77.6 million for the third quarter of 2021, composed of a $34.1 million loss from realized settlements and a non-cash $43.5 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported losses of $59.5 million and $21.1 million on commodity derivative instruments for the quarters ended June 30, 2021 and September 30, 2020, respectively.

Lease bonus and other income was $2.3 million for the third quarter of 2021, primarily related to leasing activity in the Haynesville Shale play and proceeds from surface use waivers on Black Stone's mineral acreage supporting solar development. Lease bonus and other income for the quarters ended June 30, 2021 and September 30, 2020 was $7.5 million and $1.4 million, respectively.

There was no impairment for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020.

The Company reported net income of $16.2 million for the quarter ended September 30, 2021, compared to net income of $15.4 million in the preceding quarter. For the quarter ended September 30, 2020, the Company reported net income of $23.7 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2021 was $76.5 million, which compares to $78.4 million in the second quarter of 2021 and $65.5 million in the third quarter of 2020. Distributable cash flow for the quarter ended September 30, 2021 was $70.2 million. For the quarters ended June 30, 2021 and September 30, 2020, distributable cash flow was $72.1 million and $58.8 million, respectively.

Financial Position and Activities

As of September 30, 2021, Black Stone Minerals had $3.3 million in cash and $99.0 million outstanding under its credit facility. At September 30, 2021, the ratio of total debt to trailing twelve-month Adjusted EBITDA was 0.3x. As of October 29, 2021, $86.0 million was outstanding under the credit facility and the Company had $8.6 million in cash.

Subsequent to quarter-end, Black Stone's borrowing base was reaffirmed at $400 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the third quarter of 2021, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Third Quarter 2021 Distributions

As previously announced, the Board approved a cash distribution of $0.25 for each common unit attributable to the third quarter of 2021. The quarterly distribution coverage ratio attributable to the third quarter of 2021 was approximately 1.35x. The distribution attributable to the third quarter was equal to the distribution paid with respect to the second quarter of 2021, and was 67% higher than the distribution attributable to the third quarter of 2020. Distributions will be payable on November 19, 2021 to unitholders of record as of the close of business on November 12, 2021.

Activity Update

Rig Activity

As of September 30, 2021, Black Stone had 59 rigs operating across its acreage position, a slight decrease relative to the 64 rigs on the Company's acreage as of June 30, 2021 and an increase compared to the 29 rigs operating on the Company's acreage as of September 30, 2020.

Shelby Trough Development Update

Aethon has successfully turned to sales the initial two program wells and has commenced operations on four additional wells under the development agreement covering Angelina County. In October 2021, Aethon spud the first three wells under the separate development agreement covering San Augustine County.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in
East Texas where the Company has significant acreage positions. Recent drilling results have shown that advances in fracturing and other completion techniques can dramatically improve well performance in existing Austin Chalk fields. One well has been drilled and turned to sales and five additional wells are currently being drilled under these agreements.

Update to 2021 Guidance

The Company now expects total production for 2021 to be at or near the high end of its previously revised guidance range of 34.5 to 37.0 MBoe/d. The Company expects lease operating expenses and production costs as a percentage of oil and gas revenues to be at the low end of the revised guidance ranges of $10-$12 million and 10%-12%, respectively. Black Stone expects cash and non-cash G&A to be slightly above the revised guidance ranges of $33-$34 million and $10-$12 million, respectively, due primarily to the outperformance of 2021 financial and operating results to date relative to targets.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2021, 2022, and 2023. The Company's hedge position as of October 29, 2021 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
3Q21	220	$38.97
4Q21	660	$38.97
1Q22	480	$60.14
2Q22	480	$60.14
3Q22	480	$60.14
4Q22	480	$60.14

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
4Q21	10,120	$2.69
1Q22	7,920	$2.98
2Q22	8,000	$2.99
3Q22	8,080	$2.99
4Q22	8,080	$2.99
1Q23	1,800	$3.28
2Q23	1,820	$3.28
3Q23	1,840	$3.28
4Q23	1,840	$3.28

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2021, which is expected to be filed on or around November 2, 2021.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2021 on Tuesday, November 2, 2021 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (877) 447-4732 and use conference code 4659348. A recording of the conference call will be available on Black Stone's website through December 2, 2021.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

REVENUE
Oil and condensate sales	$61,916	$34,335	$160,028	$111,845
Natural gas and natural gas liquids sales	73,167	29,107	172,537	96,060
Lease bonus and other income	2,305	1,386	12,195	7,669
Revenue from contracts with customers	137,388	64,828	344,760	215,574
Gain (loss) on commodity derivative instruments	(77,561)	(21,086)	(164,923)	49,751
TOTAL REVENUE	59,827	43,742	179,837	265,325
OPERATING (INCOME) EXPENSE
Lease operating expense	3,303	3,160	9,804	10,280
Production costs and ad valorem taxes	14,331	9,905	35,469	31,836
Exploration expense	5	4	1,080	28
Depreciation, depletion, and amortization	14,925	19,823	46,353	62,198
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	12,320	9,381	37,359	32,738
Accretion of asset retirement obligations	273	286	863	836
(Gain) loss on sale of assets, net	(2,850)	(24,045)	(2,850)	(24,045)
TOTAL OPERATING EXPENSE	42,307	18,514	128,078	164,902
INCOME (LOSS) FROM OPERATIONS	17,520	25,228	51,759	100,423
OTHER INCOME (EXPENSE)
Interest and investment income	—	1	—	35
Interest expense	(1,359)	(1,664)	(4,197)	(9,055)
Other income (expense)	17	168	231	71
TOTAL OTHER EXPENSE	(1,342)	(1,495)	(3,966)	(8,949)
NET INCOME (LOSS)	16,178	23,733	47,793	91,474
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(15,750)	(15,750)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$10,928	$18,483	$32,043	$75,724
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	10,928	18,483	32,043	75,724
	$10,928	$18,483	$32,043	$75,724
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.05	$0.09	$0.15	$0.37
Per common unit (diluted)	$0.05	$0.09	$0.15	$0.37
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	208,653	206,732	208,018	206,690
Weighted average common units outstanding (diluted)	208,653	206,732	208,018	206,690

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	922	953	2,610	2,980
Natural gas (MMcf)[1]	15,467	15,220	46,053	51,922
Equivalents (MBoe)	3,500	3,490	10,286	11,634
Equivalents/day (MBoe)	38.0	37.9	37.7	42.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$67.15	$36.03	$61.31	$37.53
Natural gas ($/Mcf)[1]	4.73	1.91	3.75	1.85
Equivalents ($/Boe)	$38.60	$18.18	$32.33	$17.87
Revenue:
Oil and condensate sales	$61,916	$34,335	$160,028	$111,845
Natural gas and natural gas liquids sales[1]	73,167	29,107	172,537	96,060
Lease bonus and other income	2,305	1,386	12,195	7,669
Revenue from contracts with customers	137,388	64,828	344,760	215,574
Gain (loss) on commodity derivative instruments	(77,561)	(21,086)	(164,923)	49,751
Total revenue	$59,827	$43,742	$179,837	$265,325
Operating expenses:
Lease operating expense	$3,303	$3,160	$9,804	$10,280
Production costs and ad valorem taxes	14,331	9,905	35,469	31,836
Exploration expense	5	4	1,080	28
Depreciation, depletion, and amortization	14,925	19,823	46,353	62,198
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	12,320	9,381	37,359	32,738
Other expense:
Interest expense	1,359	1,664	4,197	9,055
Per Boe:
Lease operating expense (per working interest Boe)	$7.10	$4.99	$6.53	$4.38
Production costs and ad valorem taxes	4.09	2.84	3.45	2.74
Depreciation, depletion, and amortization	4.26	5.68	4.51	5.35
General and administrative	3.52	2.69	3.63	2.81
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$16,178	$23,733	$47,793	$91,474
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	14,925	19,823	46,353	62,198
Impairment of oil and natural gas properties	—	—	—	51,031
Interest expense	1,359	1,664	4,197	9,055
Income tax expense (benefit)	20	(155)	(131)	7
Accretion of asset retirement obligations	273	286	863	836
Equity–based compensation	3,172	1,825	9,705	1,405
Unrealized (gain) loss on commodity derivative instruments	43,421	42,374	108,915	17,043
(Gain) loss on sale of assets, net	(2,850)	(24,045)	(2,850)	(24,045)
Adjusted EBITDA	76,498	65,505	214,845	209,004
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(2)	(6)	(16)	(315)
Cash interest expense	(1,011)	(1,401)	(2,965)	(8,273)
Preferred unit distributions	(5,250)	(5,250)	(15,750)	(15,750)
Restructuring charges[1]	—	—	—	4,815
Distributable cash flow	$70,235	$58,848	$196,114	$189,481

Total units outstanding[2]	208,666	206,749
Distributable cash flow per unit	$0.337	$0.285
1 Restructuring charges include non-recurring costs associated with broad workforce reduction in the first quarter of 2020.
2 The distribution attributable to the three months ended September 30, 2021 is estimated using 208,665,648 common units as of October 29, 2021; the exact amount of the distribution attributable to the three months ended September 30, 2021 will be determined based on units outstanding as of the record date of November 12, 2021. Distributions attributable to the three months ended September 30, 2020 were calculated using 206,748,889 common units as of the record date of November 13, 2020.